Exhibit 5.1

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

March 28, 2014

Triangle Petroleum Corporation

1200 17th Street, Suite 2600

Denver, Colorado  80202

Re:                             Triangle Petroleum Corporation

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Triangle Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 of the Company (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the sale from time to time by certain selling stockholders of the Company of up to an aggregate of 40,040,813 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”).  The Shares consist of (i) up to 19,390,813 shares (the “Conversion Shares”) of Common Stock, to be issued upon conversion of the Company’s 5.0% Convertible Note, dated July 31, 2012 (the “Convertible Note”), and (ii) 20,650,000 shares (the “Existing Shares”) of Common Stock.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction of the following:

(i)            the Registration Statement in the form filed with the Commission on the date hereof;

(ii)           a specimen certificate representing the Common Stock in the form of Exhibit 4.1 to the current report on Form 8-K of the Company filed with the Commission on December 3, 2012;

(iii)          an executed copy of a certificate of Ashley Garber, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(iv)          a copy of the Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware as of March 25, 2014, and certified as in effect on February 27, 2013, March 2, 2013 and August 1, 2013 pursuant to the Secretary’s Certificate;

(v)           a copy of the Bylaws of the Company, as in effect on March 8, 2013 and August 28, 2013, certified pursuant to the Secretary’s Certificate;

(vi)          copies of certain resolutions of the Board of Directors of the Company (the “Board”) adopted on February 27, 2013, March 2, 2013 and August 1, 2013, certified pursuant to the Secretary’s Certificate;

(vii)         copies of certain resolutions of the board of directors of the Company, adopted on November 29, 2012, relating to the reincorporation of the Company from the State of Nevada to the State of Delaware and certain related matters, certified pursuant to the Secretary’s Certificate; and

(viii)        an executed copy of the Agreement and Plan of Merger, dated as of November 29, 2012, by and between the Company and Triangle Petroleum Corporation, a Nevada corporation.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In rendering the opinion set forth below, we have assumed that (i) the certificates evidencing the Shares will be signed by one of the authorized officers of the Company and registered by the transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Common Stock, (ii) the issuance of the Shares has been properly recorded in the books and records of the Company and (iii) the Company has received the entire amount of the consideration contemplated by the resolutions of the Board authorizing the issuance of the Shares.

We do not express any opinion with respect to the law of any jurisdiction other than the corporate laws of the State of Delaware.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that (i) the Existing Shares have been duly authorized by all requisite corporate action on the part of the Company and were validly issued and are fully paid and nonassessable and (ii) the Conversion Shares have been duly authorized by all requisite corporate action on the part of the Company, and when issued and delivered upon conversion of the Convertible Note in accordance with the terms of the Convertible Note, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP